Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS THIRD QUARTER AND NINE-MONTH 2019 RESULTS

Newport Beach, CA – November 5, 2019 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the three- and nine-month periods ended September 30, 2019.

Financial Highlights Fiscal 2019 Third Quarter – versus Fiscal 2018 Third Quarter

•	Net sales of $125 million in 2019, compared with $112 million in 2018

•	Net income of $3.2 million in 2019, compared with $6.5 million in 2018

•	Earnings per diluted share of $0.11 in 2019, compared with $0.22 in 2018

•	EBITDA[1] of $12 million in 2019, compared with $17 million in 2018

Financial Highlights Fiscal 2019 First Nine Months – versus Fiscal 2018 First Nine Months

•	Net sales of $338 million in 2019, compared with $323 million in 2018

•	Net income of $10.2 million in 2019, compared with $16.8 million in 2018

•	Earnings per diluted share of $0.34 in 2019, compared with $0.56 in 2018

•	EBITDA of $37 million in 2019, compared to $45 million in 2018

Eric Wintemute, Chairman and CEO of American Vanguard commented, “As we noted in our pre-announcement, driven largely by our international business, consolidated net sales for the quarter grew by 12%. At the same time, net income declined for the period, with earnings per share at $0.11 for the quarter. This was due to lower factory activity, higher operating expenses and a comparatively higher benefit in the comparable quarter of 2018 relating to the reassessment of deferred purchase price consideration.”

[1]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently. The Company believes that the use of EBITDA is useful to investors in that it is one of the primary bases upon which borrowing capacity is calculated under the Company’s senior credit facility, it gives investors a sense of the Company’s financial conditions and results of operation without giving effect to the cost of increased acquisition activity and it is commonly used by investors and others as a basis for supporting overall business valuations. Nevertheless, investors should not consider EBITDA in isolation or a substitute for analysis of the Company’s results as reported in accordance with GAAP.

Mr. Wintemute continued, “Our overall performance was mixed. On the one hand, our international business grew by 27% during the quarter. With further integration of relatively early-stage business operations, we experienced expansion in Central America, Brazil, Mexico and Canada. On the other hand, the domestic business was held to only 3% growth in the quarter due to extreme weather conditions that have set back the entire industry. Persistent rains and cold during the first half of 2019 delayed plantings, pushed harvest times back and reduced demand for post-harvest fumigants. This was followed by record-setting heat in the Southern region during the third quarter that reduced demand for defoliants, fungicides and insecticides. Notwithstanding these weather challenges, our domestic Ag sales increased by 1% in the third quarter and we recorded a 10% increase in our domestic non-crop sales, led by our mosquito adulticide and pest strip product lines.”

Mr. Wintemute continued, “Focusing on full year 2019 results, we expect consolidated sales to increase by about 5% year-over-year with mixed performance among our major markets. International sales should increase by about 25% for the full year. However, our domestic sales will likely decrease by about 5% on a per annum basis, which we believe is consistent with industry-wide forecasts that show domestic markets receding by 6% to 12% for the year. With these considerations in mind, we are expecting full year 2019 net sales of approximately $475 million, gross profit margins around 38%, operating expenses of approximately $155 million and a full corporate tax rate of approximately 29%.”

Mr. Wintemute concluded, “During our earnings conference call, we will cover current and near-term market conditions, provide our preliminary outlook for 2020 and outline continued efforts to improve our balance sheet. We will also update listeners on technology development with a focus on biological products and SIMPAS.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

ASSETS	September 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$5,887	$6,168
Receivables:
Trade, net of allowance for doubtful accounts of $1,988 and $1,263, respectively	140,220	123,320
Other	13,783	10,709

Total receivables, net	154,003	134,029
Inventories, net	186,285	159,895
Prepaid expenses	10,731	10,096
Income tax receivable	88	—

Total current assets	356,994	310,188
Property, plant and equipment, net	55,330	49,252
Operating lease right-of-use assets	12,186	—
Intangible assets, net of amortization	196,542	186,583
Goodwill	38,435	25,790
Other assets	21,810	21,774

Total assets	$681,297	$593,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of other liabilities	$1,305	$1,609
Accounts payable	67,188	66,535
Deferred revenue	368	20,043
Accrued program costs	57,512	37,349
Accrued expenses and other payables	11,912	15,962
Operating lease liabilities, current	4,889	—
Income taxes payable	—	4,030

Total current liabilities	143,174	145,528
Long-term debt, net of deferred loan fees	165,008	96,671
Other liabilities, excluding current installments	9,808	6,795
Operating lease liabilities, long-term	7,414	—
Deferred income tax liabilities	17,907	15,363

Total liabilities	343,311	264,357

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 33,235,938 shares at September 30, 2019 and 32,752,827 shares at December 31, 2018	3,325	3,276
Additional paid-in capital	88,257	83,177
Accumulated other comprehensive loss	(6,699)	(4,507)
Retained earnings	271,263	262,840

	356,146	344,786
Less treasury stock at cost, 3,061,040 shares at September 30, 2019 and 2,902,992 shares at December 31, 2018	(18,160)	(15,556)

Total stockholders’ equity	337,986	329,230

Total liabilities and stockholders’ equity	$681,297	$593,587

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$124,884	$111,780	$337,664	$322,934
Cost of sales	77,421	66,480	206,846	193,286

Gross profit	47,463	45,300	130,818	129,648
Operating expenses	40,677	33,635	110,839	102,011

Operating income	6,786	11,665	19,979	27,637
Interest expense, net	2,070	1,116	5,606	2,961

Income before provision for income taxes and loss on equity method investments	4,716	10,549	14,373	24,676
Income tax expense	1,474	3,526	4,059	6,966

Income before loss on equity method investments	3,242	7,023	10,314	17,710
Loss from equity method investments	89	533	149	1,051

Net income	3,153	6,490	10,165	16,659
Net loss attributable to non-controlling interest	—	35	—	120

Net income attributable to American Vanguard	$3,153	$6,525	$10,165	$16,779

Earnings per common share – basic	$.11	$.22	$.35	$.57

Earnings per common share – assuming dilution	$.11	$.22	$.34	$.56

Weighted average shares outstanding – basic	29,057	29,399	29,013	29,340

Weighted average shares outstanding – assuming dilution	29,650	30,209	29,591	30,146

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

ANALYSIS OF SALES

For the three months and nine months ended September 30, 2019 and 2018

(In thousands)

(Unaudited)

	For the three months ended September 30,
	2019	2018	Change	% Change
Net sales:
US crop	$55,952	$55,285	$667	1%
US non-crop	18,036	16,426	1,610	10%

US total	73,988	71,711	2,277	3%
International	50,896	40,069	10,827	27%

Net sales:	$124,884	$111,780	$13,104	12%

Gross profit:
US crop	$23,926	$27,106	$(3,180)	-12%
US non-crop	9,491	7,991	1,500	19%

US total	33,417	35,097	(1,680)	-5%
International	14,046	10,203	3,843	38%

Total gross profit:	$47,463	$45,300	$2,163	5%

Gross margin domestic	45%	49%
Gross margin international	28%	25%
Gross margin total	38%	41%

	For the nine months ended September 30,
	2019	2018	Change	% Change
Net sales:
US crop	$152,512	$166,397	$(13,885)	-8%
US non-crop	47,543	39,492	8,051	20%

US total	200,055	205,889	(5,834)	-3%
International	137,609	117,045	20,564	18%

Net sales:	$337,664	$322,934	$14,730	5%

Gross profit:
US crop	$66,140	$78,439	$(12,299)	-16%
US non-crop	24,363	19,843	4,520	23%

US total	90,503	98,282	(7,779)	-8%
International	40,315	31,366	8,949	29%

Total gross profit:	$130,818	$129,648	$1,170	1%

Gross margin domestic	45%	48%
Gross margin international	29%	27%
Gross margin total	39%	40%

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$10,165	$16,659
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment and intangible assets	13,892	14,233
Amortization of other long term assets	3,174	3,630
Amortization of discounted liabilities	41	314
Provision for bad debts	728	540
Reassessment of deferred consideration	(3,539)	(5,437)
Stock-based compensation	5,159	4,235
Deferred income taxes	(459)	(34)
Loss from equity method investments	149	1,051
Changes in assets and liabilities associated with operations:
Increase in net receivables	(15,983)	(24,922)
Increase in inventories	(19,713)	(39,305)
Increase in prepaid expenses and other assets	(849)	(959)
Increase in net operating lease liability	117	—
(Decrease) increase in income tax receivable/payable, net	(4,477)	2,069
(Decrease) increase in accounts payable	(5,516)	5,711
Decrease in deferred revenue	(19,800)	(13,965)
Increase in accrued program costs	20,163	22,882
Decrease in other payables and accrued expenses	(4,936)	(1,792)

Net cash used in operating activities	(21,684)	(15,090)

Cash flows from investing activities:
Capital expenditures	(10,546)	(5,154)
Acquisition of business, product lines, and intangible assets	(31,836)	(1,634)

Net cash used in investing activities	(42,382)	(6,788)

Cash flows from financing activities:
Payments under line of credit agreement	(73,800)	(71,125)
Borrowings under line of credit agreement	142,000	90,800
Net payments from the issuance of common stock (sale of stock under ESPP, exercise of stock options, and shares purchased for tax withholding)	(30)	1,731
Repurchase of common stock	(2,604)	—
Payment of cash dividends	(1,741)	(1,611)

Net cash provided by financing activities	63,825	19,795

Net decrease in cash and cash equivalents	(241)	(2,083)
Effect of exchange rate changes on cash and cash equivalents	(40)	114
Cash and cash equivalents at beginning of period	6,168	11,337

Cash and cash equivalents at end of period	$5,887	$9,368

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA

For the three months and nine months ended September 30, 2019 and 2018

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to American Vanguard, as reported	$3,153	$6,525	$10,165	$16,779
Provision for income taxes	1,474	3,526	4,059	6,966
Interest expense, net	2,070	1,116	5,606	2,961
Depreciation and amortization	5,687	6,034	17,066	17,863

EBITDA[2]	$12,384	$17,201	$36,896	$44,569

[2]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.